Exhibit 10.3

LETTER AGREEMENT

This Letter Agreement (“Agreement”) is entered into by and between GROOVE BOTANICALS, INC. (“GRVE”) a Nevada corporation located at 310 Fourth Avenue South, Suite 7000, Minneapolis, MN 55415, and Robert L. Hymers, III, 520 South Grand Avenue, Suite 320, Los Angeles, CA 90071 (“Hymers”). This Agreement is effective as of July 18, 2022. GRVE and Hymers may be collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Parties executed a Consulting Agreement and a Convertible Promissory Note the amount of $40,000 dated March 5, 2021, and a Consulting Agreement and a Convertible Promissory Note the amount of $60,000 dated March 7, 2022.

WHEREAS, Hymers has received a common stock grant of 1,500,000 shares in GRVE Common Stock (“Hymers Stock”) on March 9, 2021, as additional compensation.

WHEREAS, GRVE and Hymers deem it to be in their respective best interests to resolve any and all matters between the Parties upon the terms and conditions set forth herein, including the application of California law to this Agreement; and,

NOW THEREFORE, in consideration for the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, GRVE and Hymers hereto agree as follows:

Section 1. Incorporation of the Recitals clauses.

GRVE and Hymers acknowledge that all of the representations set forth in the Recitals of this Agreement are incorporated herein by reference and made a material part of this Agreement with the same force and effect as if more fully set forth here. GRVE and Hymers agree to waive any rule of contract construction or legal presumption that would prohibit any court of competent jurisdiction from construing or enforcing this Agreement based upon the contents of the Recitals above.

Section 2. Payment, Assignment, Release of Reserve Shares and Release of All Claims.

2.1.       Payment. The Parties agree to settle any and all amounts owed pursuant to 1) the Consulting Agreement and Convertible Promissory Note in the amount of $40,000 dated March 5, 2021; and 2) the Consulting Agreement and a Convertible Promissory Note in the amount of $60,000 dated March 7, 2022; as follows:

$10,000.00 to be paid to Hymers upon execution of this Agreement, with an additional payment of $40,000 30 days after GRVE’s Form 10 has gone effective.

2.2.       Release of Share Reserve. Hymers agrees to cancel the reservation of 3,000,000 shares of GRVE Common Stock at EQ Shareowner Service per the attached.

2.3.       Release of All Claims. In exchange for GRVE’s execution of this Letter Agreement and the full satisfaction of the payments in Section 2.1 of this Agreement, Hymers agrees on behalf of himself, and his successors, assigns, officers, directors, shareholders, attorneys, employees, agents, independent contractors, affiliates, control persons, administrators, and any and all persons or business entities acting by and through them, as the case may be, to irrevocably and unconditionally remise, release, acquit, satisfy and forever discharge GRVE, specifically including GRVE’s agents, directors, officers, affiliates, employees representatives, insurance carriers, attorneys, divisions and subsidiaries, (and all agents, directors, officers, employees, representatives, insurance carriers, and attorneys of such divisions and subsidiaries), and its predecessors, successors, administrators and assigns, and all persons acting by, through, under, or in concert with any of them (collectively "Releases"), of and from any and all claims, actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, arising out from the Consulting Agreement and Convertible Promissory Note the amount of $40,000 dated March 5, 2021, and the Consulting Agreement and Convertible Promissory Note the amount of $60,000 dated March 7, 2022.

2.4.       Except as for any specific rights created by virtue of this Agreement Hymers promises not to institute any future suits or proceedings at law or in equity or any arbitration or administrative proceedings against GRVE for or on account of any claim or cause of action.

2.5.       Upon satisfaction of the payments in Section 2.1 of this Agreement, this is intended as a full and complete release and discharge of any or all claims that Hymers may or might have or had against GRVE arising out amounts owed to Hymers and Hymers does so in full and final release and discharge of any and all such noted specified claims and Hymers intends to and does forever hereby release and discharge GRVE of and from any and all liability of any nature whatsoever for all damages to Hymers , specifically including, but not limited to, all past, present and future rights to recover for sums of money arising out from the all of the debt owed to Hymers , as well as for all consequences, effects and results thereto and resulting damages to each other, whether the same or any circumstances pertaining thereto are now known or unknown to Hymers , expected or unexpected by Hymers , or have already appeared or developed or may now be latent or may in the future appear or develop or become known to Hymers .

2.6 This Agreement constitutes a compromise, settlement, and release of any claims and is being entered into solely to further avoid inconvenience and expense. GRVE denies any liability to Hymers with respect to any such claim or any other matter. Therefore, this Agreement is not to be and shall never be construed or deemed an admission or concession by GRVE of liability or culpability at any time for any purpose concerning any claim being compromised, settled, and released, or any other matter.

Section 3. Miscellaneous Provisions.

3.1.       Notices. All notices, offers of other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally; or (ii) confirmed electronic mail; or (iii) after the expiration of the second business day following deposit with documented overnight delivery service; or (iv) five business days of transmission by regular mail. All notices given or made pursuant hereto shall be so given or made to the parties at the following addresses:

If to GRVE:

310 Fourth Avenue South, Suite 7000

Minneapolis, MN

55415 k.rodriguez@avalonoilinc.com

If to Hymers:

520 South Grand Avenue, Suite 320
Los Angeles, CA 90071
roberthymers@yahoo.com

The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

3.2.       Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

3.3.       Binding on Affiliated Third Parties. This Agreement shall inure to the benefit of and shall be binding upon GRVE and Hymers and their respective agents, representatives, executors, administrators, trustees, personal representatives, partners, directors, officers, shareholders, agents, attorneys, insurers, employees, representatives, predecessors, successors, heirs and assigns.

3.4.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conﬂict of laws. Any controversy or claim arising out of or relating to this Settlement Agreement or the breach thereof, shall be settled by court action in the state or federal courts sitting in Los Angeles, CA. The prevailing party in any such action shall recover all costs and attorney fees.

3.5.       Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be deemed originals, and with the same effect as if all Parties had signed the same document. All of such counterparts shall be construed together with and shall constitute one Agreement, but in making proof, it shall only be necessary to produce one such counterpart. A facsimile transmission shall be as valid and enforceable as an original.

3.6.       Entire Understanding. This Agreement is the entire, final, and complete agreement of the Parties relating to the subject of this Agreement, and supersedes and replaces all prior or existing written and oral agreements between the Parties or their representatives relating thereto.

3.7.       Further Assurances. The Parties agree to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

3.8.       Amendments. This Agreement shall not be amended or otherwise modified unless in writing signed by all of the Parties hereto.

3.9.       Acknowledgment. GRVE and Hymers acknowledges (i) Each has read this Agreement and have consulted with their respective attorneys concerning its contents and legal consequences and have requested any change in language necessary or desirable to effectuate their intent and expectations so that the rule of construction of contracts construing ambiguities against the drafting party shall be inapplicable; (ii) They have taken all corporate actions and obtained all corporate authorizations, consents and approvals as are conditions precedent to their authority to execute this Agreement, and thus warrant that they are fully authorized to bind the Party for which they execute this Agreement; and, (iii) There has been and will be no assignment or other transfer of any claim released herein, or any part thereof, and each Party agrees to defend, indemnify and hold harmless the other party from any claims, obligations, or other liabilities, including specifically attorney’s fees and costs incurred, which result from the assertion by any third party of a right to any claim which is released by this Agreement. The foregoing warranties and representations shall survive the execution and delivery of this Agreement.

3.10.       Assignment. This Agreement shall be binding upon and inure to the benefit of each Party hereto or to such Party's heirs, executors, administrators, successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

3.11.       Confidentiality. Each of the Parties represents and agrees that it will keep the terms, provisions and amounts in this Agreement confidential and that it will not, without the consent of the other Party, disclose, divulge or furnish such confidential information to any person other than their immediate families, their attorney and accountant (all of whom will be informed of and bound by this confidentiality provision) except as required by law or, if necessary, to any applicable taxing authorities.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have signed this agreement upon the date first written above.

GROOVE BOTANICALS, INC.

By: /s/ Kent Rodriguez

Name: Kent Rodriguez
Title: CEO

Robert Hymers III

By: /s/ Robert Hymers III

Name: Robert Hymers III